EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports Fourth Quarter and Full Year 2020 Results and Reconfirms Full Year 2021 Distribution Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) today announced its financial results for fourth quarter and full year 2020.
HIGHLIGHTS
•Net income of $409 million for fourth quarter 2020 and $1.18 billion for full year 2020.
•Adjusted EBITDA1 of $772 million for fourth quarter 2020 and $2.76 billion for full year 2020.
•Paid a distribution of $0.655 per common unit on February 12, 2021 to unitholders of record as of February 8, 2021.
•Paid total distributions of $2.59 per common unit for full year 2020, within the full year guidance range.
•Reconfirmed full year 2021 distribution guidance.
2021 FULL YEAR DISTRIBUTION GUIDANCE

2021
Distribution per Unit	$2.60	-	$2.70
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Fourth Quarter			Full Year
	2020	2019	% Change	2020	2019	% Change
Revenues	$1,997	$1,908	5%	$6,167	$6,838	(10)%
Net income	$409	$448	(9)%	$1,183	$1,175	1%
Adjusted EBITDA[1]	$772	$766	1%	$2,762	$2,507	10%
LNG exported:
Number of cargoes	89	95	(6)%	275	336	(18)%
Volumes (TBtu)	315	336	(6)%	971	1,192	(19)%
LNG volumes loaded (TBtu)	318	335	(5)%	974	1,190	(18)%
Net income decreased $39 million, or 9%, during fourth quarter 2020 as compared to fourth quarter 2019, primarily due to decreased total margins2 which were driven primarily by increased non-cash losses from changes in fair value of commodity derivatives, partially offset by slightly increased LNG sold including both physical and cancelled cargoes. LNG volumes recognized in income and margins per MMBtu of LNG delivered to customers were comparable for fourth quarter 2020 and fourth quarter 2019.
Net income during full year 2020 was flat as compared to full year 2019 as a result of increased operating income offset by increased loss on modification or extinguishment of debt, increased interest expense, and decreased interest income earned on cash and cash equivalents. Operating income increased primarily due to an increase in total margins, partially offset by costs incurred in response to the COVID-19 pandemic. Total margins increased primarily due to increased LNG sold including both physical and cancelled cargoes, primarily as a result of additional Trains in operation, and higher margins per MMBtu of LNG delivered to customers, partially offset by increased non-cash losses from changes in fair value of commodity derivatives. Margins per MMBtu of LNG delivered to customers increased during full year 2020 as compared to full year 2019, due to both a higher
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1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Total margins as used herein refers to total revenues less cost of sales.

proportion of volumes sold under higher-margin long-term contracts and an increase in margins on excess production volumes sold to our marketing affiliate.
Adjusted EBITDA2 during fourth quarter 2020 increased 1% as compared to fourth quarter 2019, primarily due to the slight increase in LNG revenues as described above.
Adjusted EBITDA increased $255 million, or 10%, during full year 2020 as compared to full year 2019, primarily due to increased LNG sold including both physical and cancelled cargoes, primarily as a result of additional Trains in operation, and higher margins per MMBtu of LNG delivered to customers as described above.
During fourth quarter and full year 2020, we recognized $40 and $553 million, respectively, in revenues associated with LNG cargoes cancelled by customers. LNG revenues during fourth quarter 2020 excluded $21 million that would have been recognized during the quarter if the cargoes had been lifted, as these revenues were recognized during third quarter 2020 when cancellations were received. Excluding the impact of cargo cancellations received in prior periods for the current periods, our total revenues would have been $2.02 and $6.17 billion for fourth quarter and full year 2020, respectively.
The following table summarizes the timing impacts of revenue recognition related to cancelled cargoes on our revenues for fourth quarter and full year 2020 (in millions):

	Fourth Quarter 2020	Full Year 2020
Total revenues	$1,997	$6,167
Impact of cargo cancellations recognized in the prior period for deliveries scheduled in the current period	21	—
Total revenues excluding the timing impact of cargo cancellations	$2,018	$6,167
During fourth quarter and full year 2020, 89 and 275 LNG cargoes, respectively, were exported from the SPL Project and recognized in income. Additionally, during fourth quarter 2020, we recognized in income two cargoes totaling approximately 6 TBtu of LNG which were procured by Sabine Pass Liquefaction, LLC (“SPL”) from Cheniere Energy, Inc.’s Corpus Christi liquefaction facility (the “CCL Project”). During full year 2020, we recognized in income five cargoes totaling approximately 17 TBtu of LNG which were procured by SPL from the CCL Project.
KEY FINANCIAL TRANSACTIONS
In February 2021, SPL entered into a note purchase agreement with Allianz Global Investors GmbH to issue an aggregate principal amount of $147 million of 2.95% Senior Secured Notes due 2037. The notes are expected to be issued in December 2021, and net proceeds are expected to be used to refinance a portion of SPL’s outstanding Senior Secured Notes due 2022. The Senior Secured Notes due 2037 will be fully amortizing, with a weighted average life of over 10 years.
SABINE PASS LIQUEFACTION PROJECT UPDATE
As of February 19, 2021, more than 1,175 cumulative LNG cargoes totaling over 80 million tonnes of LNG have been produced, loaded, and exported from the SPL Project.
Construction Progress as of December 31, 2020

SPL Project
Train 6
Project Status	Under Construction
Project Completion Percentage (1)	77.6% (1)
Expected Substantial Completion	2H 2022
(1) Engineering 99.0% complete, procurement 99.9% complete, and construction 49.2% complete

SPL Project Overview
We own natural gas liquefaction facilities consisting of five operational liquefaction Trains and one additional Train under construction, with a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal (the “SPL Project”).
DISTRIBUTIONS TO UNITHOLDERS
We paid a cash distribution of $0.655 per common unit to unitholders of record as of February 8, 2021 and the related general partner distribution on February 12, 2021.
INVESTOR CONFERENCE CALL AND WEBCAST
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the fourth quarter and full year 2020 on Wednesday, February 24, 2021, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners owns the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, which has natural gas liquefaction facilities consisting of five operational liquefaction Trains and one additional Train under construction, with a total production capacity of approximately 30 mtpa of LNG. The Sabine Pass LNG terminal also has operational regasification facilities that include five LNG storage tanks, vaporizers, and two marine berths with a third marine berth under construction. Cheniere Partners also owns the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Income
(in millions, except per unit data)(1)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues
LNG revenues	$1,607	$1,533	$5,195	$5,211
LNG revenues—affiliate	310	295	662	1,312
Regasification revenues	67	67	269	266
Other revenues	13	13	41	49
Total revenues	1,997	1,908	6,167	6,838

Operating costs and expenses
Cost of sales (excluding items shown separately below)	954	873	2,505	3,374
Cost of sales—affiliate	39	1	77	7
Operating and maintenance expense	166	160	629	632
Operating and maintenance expense—affiliate	37	38	152	138
Operating and maintenance expense—related party	13	—	13	—
General and administrative expense	2	2	14	11
General and administrative expense—affiliate	23	20	96	102
Depreciation and amortization expense	138	137	551	527
Impairment expense and loss on disposal of assets	—	1	5	7
Total operating costs and expenses	1,372	1,232	4,042	4,798

Income from operations	625	676	2,125	2,040

Other income (expense)
Interest expense, net of capitalized interest	(218)	(237)	(909)	(885)
Loss on modification or extinguishment of debt	—	—	(43)	(13)
Other income, net	—	7	8	31
Other income—affiliate	2	2	2	2
Total other expense	(216)	(228)	(942)	(865)

Net income	$409	$448	$1,183	$1,175

Basic and diluted net income per common unit	$0.77	$0.87	$2.32	$2.25

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	484.0	348.6	399.3	348.6

(1)Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$1,210	$1,781
Restricted cash	97	181
Accounts and other receivables, net	318	297
Accounts receivable—affiliate	184	105
Advances to affiliate	144	158
Inventory	107	116
Derivative assets	14	17
Other current assets	61	51
Other current assets—affiliate	—	1
Total current assets	2,135	2,707

Property, plant and equipment, net	16,723	16,368
Operating lease assets, net	99	94
Debt issuance costs, net	17	15
Non-current derivative assets	11	32
Other non-current assets, net	160	168
Total assets	$19,145	$19,384

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$12	$40
Accrued liabilities	658	709
Accrued liabilities—related party	4	—
Due to affiliates	53	46
Deferred revenue	137	155
Deferred revenue—affiliate	1	1
Current operating lease liabilities	7	6
Derivative liabilities	11	9
Total current liabilities	883	966

Long-term debt, net	17,580	17,579
Non-current operating lease liabilities	90	87
Non-current derivative liabilities	35	16
Other non-current liabilities	1	1
Other non-current liabilities—affiliate	17	20

Partners’ equity
Common unitholders’ interest (484.0 million and 348.6 million units issued and outstanding at December 31, 2020 and 2019, respectively)	714	1,792
Subordinated unitholders’ interest (zero and 135.4 million units issued and outstanding at December 31, 2020 and 2019, respectively)	—	(996)
General partner’s interest (2% interest with 9.9 million units issued and outstanding at December 31, 2020 and 2019)	(175)	(81)
Total partners’ equity	539	715
Total liabilities and partners’ equity	$19,145	$19,384

(1)Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Adjusted EBITDA
The following table reconciles our Adjusted EBITDA to U.S. GAAP results for fourth quarter and full year 2020 and 2019 (in millions):

	Fourth Quarter		Full Year
	2020	2019	2020	2019
Net income	$409	$448	$1,183	$1,175
Interest expense, net of capitalized interest	218	237	909	885
Loss on modification or extinguishment of debt	—	—	43	13
Other income, net	—	(7)	(8)	(31)
Other income—affiliate	(2)	(2)	(2)	(2)
Income from operations	$625	$676	$2,125	$2,040
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	138	137	551	527
Loss (gain) from changes in fair value of commodity derivatives, net	9	(48)	45	(67)
Impairment expense and loss on disposal of assets	—	1	5	7
Incremental costs associated with COVID-19 response	—	—	36	—
Adjusted EBITDA	$772	$766	$2,762	$2,507
Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, changes in the fair value of our commodity derivatives, impairment expense and loss on disposal of assets, and non-recurring costs related to our response to the COVID-19 outbreak which are incremental to and separable from normal operations. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. Management believes Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.
We have not made any forecast of net income on a run rate basis, which would be the most directly comparable financial measure under GAAP, in part because net income includes the impact of derivative transactions, which cannot be determined at this time, and we are unable to reconcile differences between run rate Distributable Cash Flow and income.
Cheniere Partners Contacts

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491